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                                                                    Exhibit 15.3

                       DISTRIBUTION PLAN - CLASS N SHARES

         This Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), by the Fahnestock Funds, a business trust created under the laws of the Commonwealth of Massachusetts (the "Trust"), subject to the following terms and conditions:

         Section 1.  Reimbursement of Expenses.

         The Trust will reimburse the distributor of its shares, Fahnestock & Co., Inc., a New York corporation ("Fahnestock"), for certain expenses incurred by Fahnestock in connection with the distribution of Class N shares of beneficial interest ("Class N Shares") of the Hudson Capital Appreciation series of the Trust's shares (the "Fund") and the provision of shareholder services with respect to such shares.

         The Trust may reimburse Fahnestock for distribution and shareholder service expenses with respect to Class N Shares at an annual rate not exceeding 0.25% of the average daily net value of the assets of the Fund which are attributable to Class N Shares. Expenses incurred in a year in excess of such rate may be carried forward and sought to be reimbursed in future years. Interest at the prevailing broker loan rate may be charged to the Trust on behalf of the Fund on any expense carried forward. Payments will be made to Fahnestock under this Section 1 only from assets of the Fund attributable to Class N Shares.

         Section 2.  Expenses Covered by the Plan.

         Distribution Expenses. The Trust may reimburse Fahnestock under Section 1 of the Plan for any expenses primarily intended to result in the sale of the Fund's Class N Shares, including but not limited to: (a) the continuing compensation to Fahnestock's account representatives and others who engage in or support distribution of Class N Shares; (b) payments to persons who service Class N Shareholder accounts, including, but not limited to, answering routine inquiries regarding the Trust or the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust's transfer agent; (c) costs relating to the formation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) costs of printing and distributing



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prospectuses, statements of additional information and reports of the Fund to prospective Class N shareholders of the Fund; (e) costs involved in preparing, printing and distributing sales literature pertaining to Class N Shares of the Fund; and (f) costs involved in obtaining whatever information analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable with respect to the Fund.

         Shareholder Service Expenses. The Trust may also reimburse Fahnestock under Section 1 of the Plan for payments to broker-dealers and other persons and organizations pursuant to arrangements whereby such persons provide various shareholder services to holders of Class N Shares, including but not limited to answering inquiries regarding the Trust or the Fund; assistance in changing dividend options, account designations and addresses; performance of sub-accounting; establishment and maintenance of shareholder accounts and records; assistance in processing purchase and redemption transactions; providing periodic statements showing a Class N shareholder's account balance; and the integration of such statements with those of other transactions and balances in the shareholder's other accounts serviced by such person.

         Section 3.  Certain Other Payments Authorized.

         It is acknowledged that Fahnestock and/or the investment adviser to the Fund (the "Investment Adviser"), an affiliated person of Fahnestock, may make payments for their own account for expenses described in Section 2 or for certain other expenses from their own resources, other than current investment management fees. It is further acknowledged that the profits, if any, of the Investment Adviser in relation to the Fund are dependent primarily upon the management fees paid by the Fund. If and to the extent that any investment management fees paid by the Fund might, in view of the foregoing, be considered to be primarily intended indirectly to result in sales of Class N shares, such payments are authorized by the Plan.

         Section 4.  Approval by Shareholders.

         The Plan will not take effect, and no fee will be payable in accordance with Section 1 of this Plan with respect to a particular Fund, until the Plan has been approved by a vote of at least a majority of the outstanding Class N voting securities of that Fund, provided, however, that no such shareholder approval shall be required if the Plan is adopted prior to any public offering of Class N

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Shares of the Fund or the sale of Class N Shares of the Fund to persons who are not affiliated persons or promoters (or affiliated persons of such persons) of the Trust or the Fund. Except as otherwise provided by or under applicable law, the Plan will be deemed to have been approved with respect to a Fund so long as the foregoing provision is satisfied, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Fund or of any other Class of the Fund, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Trust.

         Section 5.  Approval by Trustees.

         Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

         Section 6.  Continuation of the Plan.

         The Plan will continue in effect for one year from its effective date and thereafter for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 5 above.

         Section 7.  Termination.

         The Plan may be terminated with respect to a Fund at any time without penalty by a majority vote of the Qualified Trustees or by a vote of a majority of the outstanding Class N voting securities of the Fund.

         Section 8.  Amendments.

         The Plan may not be amended so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of at least a majority of the outstanding Class N voting securities of the Fund. In addition, no material amendment to the Plan may be made unless approved by the Trust's Board of Trustees in the manner described in Section 5 above.

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         Section 9.  Selection of Certain Trustees.

         While the Plan is in effect, the selection and nomination of the Fund's Trustees who are not interested persons of the Fund will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust or a Fund.

         Section 10.  Written Reports.

         In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which these expenditures were made.

         Section 11.  Preservation of Materials.

         The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

         Section 12.  Meanings of Certain Terms.

         As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Act and the rules and regulations under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.

         IN WITNESS WHEREOF, the Trust has adopted the Plan as of April 14,
1997.

                                              THE FAHNESTOCK FUNDS



                                              By:/s/ Albert G. Lowenthal
                                                 -------------------------
                                                 Albert G. Lowenthal, President

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